Exhibit 99.1

Navigators Appoints Patricia Roberts to Board of Directors

STAMFORD, CT, December 9, 2014 (GLOBE NEWSWIRE) — The Navigators Group, Inc. (NASDAQ:NAVG) announced today that Patricia Roberts (59) has been appointed to its Board of Directors.

Ms. Roberts built a stellar, 35-year career at General Reinsurance Corporation, joining in 1977 as an excess casualty underwriter and rising through the ranks in various leadership roles. She retired in 2012 from her dual position as President and Chairman of General Star Management Company and President and Chairman of Genesis Management and Insurance Services Corporation, two wholly-owned subsidiaries of GenRe.

Stanley A. Galanski, President and Chief Executive Officer of The Navigators Group, Inc., said, “We are delighted to welcome Pat Roberts to our Board of Directors. Throughout her career, Pat was a recognized thought leader in our industry, with a broad strategic perspective grounded in technical underwriting acumen. We also recognize the value Pat places on strong relationships with clients, business partners, employees and the community – all closely aligned with our organization’s culture. We look forward to the insights and contributions Pat will bring as we set the direction for the future of Navigators.”

Ms. Roberts holds a Bachelor of Science degree in Business Administration from George Mason University, and received her CPCU (Chartered Property Casualty Underwriter) designation in 1985. Ms. Roberts is actively involved with Inspirica, an organization that provides support for Connecticut’s homeless, and recently became its Chairman.

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies and operations at Lloyd’s. Navigators has offices in the United States, the United Kingdom and Continental Europe, as well as representative offices in China and Brazil.

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

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CONTACT:	Evelyn Jenkinson
203-905-6685
ejenkinson@navg.com
www.navg.com